Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES PLANS TO LIST ON THE NYSE AMEX

Houston, Texas – July 16, 2010 – Houston American Energy Corp. (Nasdaq: HUSA), today announced that it has been authorized to list its shares of common stock on the NYSE Amex stock exchange.  Houston American anticipates that its common stock will begin trading on the NYSE Amex on July 27, 2010 under its current symbol “HUSA.”  Until that time, Houston American’s common stock will continue to trade on the NASDAQ Global Market.

“We look forward to listing on the NYSE Amex,” said John F. Terwilliger, CEO and Chairman of Houston American Energy.  “We believe the NYSE Amex Designated Market Maker platform and services will benefit Houston American and our shareholders through decreased volatility as a result of more stringent rules and greater accountability with respect to Designated Market Makers.”

"We are pleased to welcome Houston American Energy Corp. to the NYSE Amex," said Scott Cutler, EVP and Co-Head of the U.S. Listing and Cash Execution, NYSE Euronext. "Houston American Energy Corp. is making a significant move, and the company and its shareholders will benefit from their association with the NYSE's superior market, services and network of leading energy companies."

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing the December 31, 2009 Form 10-K, and its other periodic reports filed with the Securities and Exchange Commission.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, including statements regarding potential reductions in stock volatility, and Houston American Energy Corp., are subject to a number of risks described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at http://www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.